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Full House Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

Daniel R. Lee

Ellis Landau

Ray Hemmig

W.H. Baird Garrett

Bradley M. Tirpak

Craig W. Thomas

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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3

CONCERNED STOCKHOLDERS OF FULL HOUSE RESORTS, INC. ISSUE STATEMENT ON COMPANY ANNOUNCEMENT TO INITIATE SALE PROCESS

NEW YORK, Oct. 22, 2014 /PRNewswire/ --

Two weeks ago, three Concerned Stockholders of Full House Resorts, Inc. (NASDAQ:FLL) (the "Company") initiated a process to call a Special Meeting to add five highly-qualified individuals to the Board of Directors. The Concerned Stockholders own approximately 1,161,482 shares of common stock, in the aggregate, which represents approximately 6.2% of the shares outstanding.

Today the Concerned Stockholders issued the following statements in reaction to the Company’s initiation of a sale process:

“We are pleased that our efforts have resulted in the Board finally initiating a process that might enhance stockholder value,” said Daniel R. Lee, one of the members of the Concerned Stockholders group. “Although this is the same Board, using the same costly advisors, that has undertaken a series of disastrous transactions in recent years, we welcome this development.”

In the year before the Concerned Stockholders initiated their effort, the shares of the Company had fallen approximately 60%. Two years ago, the Company was debt-free. Today, the Company is highly leveraged and burdened with high-cost 14.25% debt and has breached its debt covenants in each of this year’s first and second quarters.

The Company publicly indicated today that it welcomes the Concerned Stockholders group to “participate in the sale process.” However, the Concerned Stockholders note that they have sent several e-mails to the Chairman of the Board and separately proposed specific meeting dates to the Independent Lead Director, but have not received any response from the Company.

“The Company has said publicly they would meet with us, but they have not responded to any of our numerous outreach efforts. I believe that their lack of response suggests that neither their offer nor this sale process are genuine” noted Bradley Tirpak, another of the Concerned Stockholders.

Earlier in the week, the trustees of the Allen E. Paulson Living Trust sent an open letter to the Company stating that the Trust will support the Concerned Stockholders' efforts to call a Special Meeting. According to Bradley Tirpak, “Along with Gulfstream Aerospace, Allen Paulson was the founder of the Company and his life was a quintessential American business success story. We are honored to have the Trust’s support to call a Special Meeting and will do our best to build value at the company he founded and secure his legacy.”

Craig Thomas, the third member of the Concerned Stockholders group said, “We welcome a dialogue with the Company and will reach out to the Company yet again.  The Company has called our efforts “disruptive and expensive,” but a Special Meeting will allow stockholders to weigh in on management performance and add expertise to the Board during this sale process. We plan to continue our process of soliciting consents to call a Special Meeting of stockholders.”